Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Investors	Investors
Erin Davis	Andrew Kirk	Investor Services
314.554.2182	314.554.3942	800.255.2237
edavis@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces 2018 Results
and Issues Guidance

•	2018 GAAP Diluted Earnings Per Share were $3.32, Compared to $2.14 in 2017

•	2018 Core (Non-GAAP) Diluted EPS were $3.37, Compared to $2.83 in 2017, Excluding Certain Non-Cash, Tax-Related Charges

•	2019 Diluted EPS Guidance Range Established at $3.15 to $3.35

•	2018 through 2023 Growth Rate Guidance Established
ST. LOUIS (Feb. 14, 2019) — Ameren Corporation (NYSE: AEE) today announced 2018 net income attributable to common shareholders in accordance with Generally Accepted Accounting Principles (GAAP) of $815 million, or $3.32 per diluted share, compared to 2017 GAAP net income attributable to common shareholders of $523 million, or $2.14 per diluted share. Excluding certain tax-related items reflected below, Ameren recorded 2018 core earnings of $828 million, or $3.37 per diluted share, compared to 2017 core earnings of $691 million, or $2.83 per diluted share.
The year-over-year increase in 2018 core earnings reflected higher Ameren Missouri electric retail sales primarily due to warmer summer and colder winter temperatures, as well as earnings on increased infrastructure investments made at Ameren Transmission, Ameren Illinois Electric Distribution, and Ameren Illinois Natural Gas. The comparison also benefited from the absence, in 2018, of a nuclear refueling and maintenance outage at Ameren Missouri's Callaway Energy Center and higher Ameren Missouri electric service rates, effective April 1, 2017. These favorable factors were partially offset by increased Ameren Missouri other operations and maintenance expenses, primarily reflecting higher-than-normal scheduled non-nuclear energy center outages, increased routine maintenance, and more distribution reliability projects. The comparison also reflected higher charitable donations in 2018.
"In 2018, we again delivered strong earnings growth," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Our team continues to successfully execute all elements of our strategy across our businesses. We made meaningful progress on the proposed ownership of at least 700 megawatts of wind generation by Ameren Missouri to better serve our customers, transition to a cleaner, more diverse generation portfolio and comply with the Missouri Renewable Energy Standard."
"I am also pleased to report that today, Ameren Missouri filed its Smart Energy Plan with the Missouri Public Service Commission. Driven by the passage of constructive legislation in 2018, this five-year plan includes significant incremental investments to modernize the electric grid for the benefit of our customers and the state while keeping rates stable and predictable," Baxter said. "Constructive energy policies have driven similar investments at our Ameren Illinois electric distribution business and have delivered significant customer benefits and added new jobs to the state's economy while keeping customer rates affordable."
Ameren recorded GAAP and core net income attributable to common shareholders for the three months ended Dec. 31, 2018, of $68 million, or 28 cents per diluted share, compared to a GAAP net loss attributable to common shareholders of $60 million, or 24 cents per diluted share, for the same period in 2017. Excluding a tax-related item reflected below, Ameren recorded core earnings for the three months ended Dec. 31, 2017, of $94 million, or 39 cents per diluted share.
The year-over-year decrease in fourth quarter 2018 core earnings reflected a 12 cent per diluted share timing difference between income tax expense and revenue reductions at Ameren Missouri related to the Tax Cuts and Jobs Act (TCJA) that had no effect on full-year earnings. In addition, Ameren Missouri had increased other operations and maintenance expenses, primarily reflecting higher non-nuclear energy center maintenance and more distribution reliability projects. The comparison also reflected higher charitable donations in 2018. These factors were partially offset by earnings on increased infrastructure investments made at Ameren Transmission, Ameren Illinois Electric Distribution, and Ameren Illinois Natural Gas, as well as from the absence, in 2018, of a nuclear refueling and maintenance outage at Ameren Missouri's Callaway Energy Center that increased operations and maintenance expenses in the year-ago period. The comparison also benefited from higher Ameren Missouri electric retail sales primarily due to colder winter temperatures compared to near-normal temperatures in the year-ago period.
As reflected in the table below, the following items were excluded from the prior year fourth quarter and full-year 2017 and 2018 core earnings:

•
A non-cash charge for a true-up to the revaluation of deferred taxes associated with the TCJA resulting primarily from proposed regulations related to bonus depreciation issued in August 2018, which decreased 2018 earnings by $13 million.

•
A non-cash charge, primarily at the parent company, for the revaluation of deferred taxes resulting from a December 2017 change in federal law (TCJA) that decreased the federal corporate income tax rate, which decreased 2017 earnings by $154 million.

•
A non-cash charge at the parent company for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate, which decreased 2017 earnings by $14 million.

A reconciliation of GAAP to core earnings for the three months and years ended Dec. 31, 2018 and 2017, in millions of dollars and per share is as follows:

	Three Months Ended				Year Ended
	Dec. 31,				Dec. 31,
	2018		2017		2018		2017
GAAP Earnings (Loss) / Diluted EPS	$68	$0.28	$(60)	$(0.24)	$815	$3.32	$523	$2.14
Charge for revaluation of deferred taxes from increased Illinois state income tax rate	—	—	—	—	—	—	22	0.09
Less: Federal income tax benefit	—	—	—	—	—	—	(8)	(0.03)
Charge, net of tax benefit	—	—	—	—	—	—	14	0.06

Charge for revaluation of deferred taxes from decreased federal income tax rate	—	—	162	0.66	13	0.05	162	0.66
Less: State income tax benefit	—	—	(8)	(0.03)	—	—	(8)	(0.03)
Charge, net of tax benefit	—	—	154	0.63	13	0.05	154	0.63
Core Earnings / Diluted EPS	$68	$0.28	$94	$0.39	$828	$3.37	$691	$2.83

Earnings Guidance
Ameren expects diluted earnings per share to be in a range of $3.15 to $3.35 for 2019 and to grow at a 6% to 8% compound annual rate from 2018 through 2023, using 2018 core diluted earnings per share, less the 2018 Ameren Missouri estimated favorable weather impact of 32 cents per diluted share, as the base. This multi-year earnings growth is expected to be driven by projected rate base growth of approximately 8% compounded annually from 2018 through 2023. Earnings growth in any individual year will be impacted by the timing of capital expenditures, regulatory rate reviews, Callaway refueling and maintenance outages, and weather, among other factors.
"Looking ahead, we plan to continue to deliver strong long-term earnings per share growth reflecting a robust pipeline of investments in critical energy infrastructure that will deliver long-term benefits to our customers and the communities we serve, while keeping customer rates competitive and affordable," Baxter said.
Ameren's earnings guidance for 2019 and multi-year growth expectations assume normal temperatures and are subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.
Ameren Missouri Segment Results
Ameren Missouri 2018 GAAP and core earnings were $478 million and $482 million, respectively, compared to 2017 GAAP and core earnings of $323 million and $359 million, respectively. Core earnings for 2018 and 2017 excluded non-cash charges associated with the revaluation of deferred taxes that decreased earnings by $4 million and $36 million, respectively. Year-over-year core earnings benefited from higher electric retail sales, primarily due to warmer summer and colder winter temperatures, which increased earnings by an estimated $102 million, as well as the absence, in 2018, of a nuclear refueling and maintenance outage at the Callaway Energy Center, which favorably affected the comparison by $21 million. The comparison also benefited from higher electric service rates, effective April 1, 2017. These favorable factors were partially offset by increased other operations and maintenance expenses, primarily reflecting higher-than-normal scheduled non-nuclear plant outages, increased routine maintenance work, and more distribution reliability projects.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution 2018 GAAP and core earnings were $136 million and $139 million, respectively, compared to 2017 earnings of $131 million. Core earnings in 2018 excluded a $3 million non-cash charge for the revaluation of deferred taxes. The year-over-year improvement reflected increased earnings on infrastructure investments, as well as a higher allowed return on equity due to a higher average 30-year U.S. Treasury bond yield in 2018 compared to 2017.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas 2018 GAAP and core earnings were $70 million and $71 million, respectively, compared to 2017 earnings of $60 million. Core earnings in 2018 excluded a $1 million non-cash charge for the revaluation of deferred taxes. The year-over-year improvement reflected increased earnings on infrastructure investments and new service rates effective Nov. 9, 2018.
Ameren Transmission Segment Results
Ameren Transmission 2018 earnings were $164 million, compared to 2017 earnings of $140 million. The year-over-year improvement reflected increased earnings on infrastructure investments.
Other Results (includes items not reported in a business segment)
Other results for 2018 were a GAAP and core loss of $33 million and $28 million, respectively, compared to a 2017 GAAP loss of $131 million and core earnings of $1 million. Core results for 2018 and 2017 excluded non-cash charges that decreased earnings by $5 million and $132 million, respectively, reflecting the revaluation of deferred taxes. The decrease in year-over-year core results primarily reflected higher charitable donations and lower net state and federal income tax benefits.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Feb. 14, to discuss 2018 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q4 2018 Earnings Conference Call," where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News and Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric and natural gas transmission and distribution service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas distribution service. Ameren Transmission Company of Illinois develops regional electric transmission projects. For more information, visit Ameren.com, or follow us at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Use of Non-GAAP Financial Measures
In this release, Ameren has presented core earnings per share, which is a non-GAAP measure and may not be comparable to those of other companies. A reconciliation of GAAP information to non-GAAP information has been included in this release. Generally, core earnings or losses include earnings or losses attributable to common shareholders and exclude income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as the third quarter 2017 non-cash charge for the revaluation of deferred taxes resulting from a July 2017 change in Illinois law that increased the state's corporate income tax rate, the fourth quarter 2017 non-cash charge for the revaluation of deferred taxes resulting from a December 2017 change in federal law that decreased the federal corporate income tax rate, and the third quarter 2018 non-cash charge for a true-up to the revaluation of deferred taxes associated with the TCJA resulting primarily from regulations related to bonus depreciation issued in August 2018. Ameren uses core earnings internally for financial planning and for analysis of performance. Ameren also uses core earnings as the primary performance measurement when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core earnings allow the company to more accurately compare its ongoing performance across periods. In providing core earnings guidance, there could be differences between core earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as that described above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such future items.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2017, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations, such as those that may result from a potential change in the allowed base return on common equity under the Midcontinent Independent System Operator (MISO) tariff from either the complaint case filed in February 2015 with the Federal Energy Regulatory Commission (FERC) or a new methodology proposed by the FERC in November 2018, Ameren Missouri's requested certificate of convenience and necessity for a wind generation facility filed with the Missouri Public Service Commission (MoPSC) in October 2018, Ameren Missouri’s natural gas regulatory rate review filed with the MoPSC in December 2018, the appeal filed by the Missouri Office of Public Counsel in January 2019 in Ameren Missouri's Renewable Energy Standard Rate Adjustment Mechanism (RESRAM) case, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois' participation in performance-based formula ratemaking frameworks under the Illinois Energy Infrastructure Modernization and the Future Energy Jobs Acts (FEJA), including the direct relationship between Ameren Illinois’ return on common equity and the 30-year United States Treasury bond yields, and the related financial commitments;

•	the effect of Missouri Senate Bill 564 on Ameren Missouri, including as a result of Ameren Missouri’s election to use plant-in-service accounting and the resulting customer rate caps;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•
the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, amendments or technical corrections to the TCJA, and challenges to the tax positions we have taken, if any;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•	the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act programs;

•	Ameren Illinois’ ability to achieve the FEJA electric customer energy-efficiency goals and the resulting impact on its allowed return on program investments;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits, including our ability to recover the costs for such commodities and credits and our customers’ tolerance for any related price increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from the one Nuclear Regulatory Commission-licensed supplier of Ameren Missouri’s Callaway Energy Center's assemblies;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri’s energy sales;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or, in the absence of insurance, the ability to recover uninsured losses from our customers;

•
the impact of cyberattacks on us or our suppliers, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•
disruptions of the capital markets, deterioration in our credit metrics, including as a result of the implementation of the TCJA, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•	the effects of breakdowns or failures of electric generation, transmission, or distribution equipment or facilities, which could cause unplanned liabilities or outages;

•	the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•
the impact of current environmental laws and new, more stringent, or changing requirements, including those related to carbon dioxide, and the proposed repeal and replacement of the Clean Power Plan and potential adoption and implementation of the Affordable Clean Energy rule, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy requirements in Missouri and Illinois and with the zero emission standard in Illinois;

•
Ameren Missouri’s ability to acquire wind and other renewable generation facilities and recover its cost of investment and related return in a timely manner, which is affected by the ability to obtain all necessary project approvals; the availability of federal production and investment tax credits related to renewable energy and Ameren Missouri’s ability to use such credits; the cost of wind and solar generation technologies; and Ameren Missouri’s ability to obtain timely interconnection agreements with MISO or other regional transmission organizations, including the costs of such interconnections;

•
labor disputes, work force reductions, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;

•
the impact of negative opinions of us or our utility services that our customers, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, or negative media coverage;

•	the impact of adopting new accounting guidance;

•	the effects of strategic initiatives, including mergers, acquisitions, and divestitures;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating Revenues:
Electric	$1,130	$1,124	$5,339	$5,307
Natural gas	289	275	952	867
Total operating revenues	1,419	1,399	6,291	6,174
Operating Expenses:
Fuel	179	143	769	737
Purchased power	128	145	581	638
Natural gas purchased for resale	122	115	374	311
Other operations and maintenance	473	443	1,772	1,705
Depreciation and amortization	242	228	955	896
Taxes other than income taxes	109	113	483	477
Total operating expenses	1,253	1,187	4,934	4,764
Operating Income	166	212	1,357	1,410
Other Income, Net	18	25	102	86
Interest Charges	99	96	401	391
Income Before Income Taxes	85	141	1,058	1,105
Income Taxes	16	200	237	576
Net Income (Loss)	69	(59)	821	529
Less: Net Income Attributable to Noncontrolling Interests	1	1	6	6
Net Income (Loss) Attributable to Ameren Common Shareholders	$68	$(60)	$815	$523

Earnings (Loss) per Common Share – Basic	$0.28	$(0.24)	$3.34	$2.16

Earnings (Loss) per Common Share – Diluted	$0.28	$(0.24)	$3.32	$2.14

Weighted-average Common Shares Outstanding – Basic	244.3	242.6	243.8	242.6
Weighted-average Common Shares Outstanding – Diluted	246.8	244.7	245.8	244.2

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$16	$10
Accounts receivable - trade (less allowance for doubtful accounts)	463	445
Unbilled revenue	295	323
Miscellaneous accounts receivable	79	70
Inventories	483	522
Current regulatory assets	134	144
Other current assets	63	98
Total current assets	1,533	1,612
Property, Plant, and Equipment, Net	22,810	21,466
Investments and Other Assets:
Nuclear decommissioning trust fund	684	704
Goodwill	411	411
Regulatory assets	1,127	1,230
Other assets	650	522
Total investments and other assets	2,872	2,867
TOTAL ASSETS	$27,215	$25,945
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$580	$841
Short-term debt	597	484
Accounts and wages payable	817	902
Taxes accrued	53	52
Interest accrued	93	99
Customer deposits	116	108
Current regulatory liabilities	149	128
Other current liabilities	282	326
Total current liabilities	2,687	2,940
Long-term Debt, Net	7,859	7,094
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,623	2,506
Accumulated deferred investment tax credits	43	49
Regulatory liabilities	4,637	4,387
Asset retirement obligations	627	638
Pension and other postretirement benefits	558	545
Other deferred credits and liabilities	408	460
Total deferred credits and other liabilities	8,896	8,585
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,627	5,540
Retained earnings	2,024	1,660
Accumulated other comprehensive loss	(22)	(18)
Total Ameren Corporation shareholders’ equity	7,631	7,184
Noncontrolling Interests	142	142
Total equity	7,773	7,326
TOTAL LIABILITIES AND EQUITY	$27,215	$25,945

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$821	$529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	938	876
Amortization of nuclear fuel	95	76
Amortization of debt issuance costs and premium/discounts	20	22
Deferred income taxes and investment tax credits, net	224	539
Allowance for equity funds used during construction	(36)	(24)
Stock-based compensation costs	20	17
Other	44	(10)
Changes in assets and liabilities	44	93
Net cash provided by operating activities	2,170	2,118
Cash Flows From Investing Activities:
Capital expenditures	(2,286)	(2,132)
Nuclear fuel expenditures	(52)	(63)
Purchases of securities – nuclear decommissioning trust fund	(315)	(321)
Sales and maturities of securities – nuclear decommissioning trust fund	299	305
Other	18	7
Net cash used in investing activities	(2,336)	(2,204)
Cash Flows From Financing Activities:
Dividends on common stock	(451)	(431)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	112	(74)
Maturities of long-term debt	(841)	(681)
Issuances of long-term debt	1,352	1,345
Issuances of common stock	74	—
Debt issuance costs	(14)	(11)
Repurchases of common stock for stock-based compensation	—	(24)
Employee payroll taxes related to stock-based compensation	(19)	(15)
Other	(2)	(1)
Net cash provided by financing activities	205	102
Net change in cash, cash equivalents, and restricted cash	39	16
Cash, cash equivalents, and restricted cash at beginning of year	68	52
Cash, cash equivalents, and restricted cash at end of year	$107	$68

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,319	3,064	14,320	12,653
Commercial	3,439	3,431	14,791	14,384
Industrial	1,098	1,101	4,499	4,469
Street lighting and public authority	30	32	108	117
Ameren Missouri retail load subtotal	7,886	7,628	33,718	31,623
Off-system	2,758	1,518	10,036	10,640
Ameren Missouri total	10,644	9,146	43,754	42,263
Ameren Illinois Electric Distribution
Residential	2,716	2,680	12,099	10,985
Commercial	3,149	3,111	12,717	12,382
Industrial	2,903	2,867	11,673	11,436
Street lighting and public authority	125	127	513	515
Ameren Illinois Electric Distribution total	8,893	8,785	37,002	35,318
Eliminate affiliate sales	—	(58)	(288)	(440)
Ameren total	19,537	17,873	80,468	77,141
Electric Revenues (in millions):
Ameren Missouri
Residential	$288	$282	$1,560	$1,417
Commercial	238	237	1,271	1,208
Industrial	63	63	312	305
Other, including street lighting and public authority	5	31	30	111
Ameren Missouri retail load subtotal	$594	$613	$3,173	$3,041
Off-system	75	40	278	370
Ameren Missouri total	$669	$653	$3,451	$3,411
Ameren Illinois Electric Distribution
Residential	$204	$219	$867	$870
Commercial	130	132	511	527
Industrial	34	30	130	113
Other, including street lighting and public authority	—	9	39	58
Ameren Illinois Electric Distribution total	$368	$390	$1,547	$1,568
Ameren Transmission
Ameren Illinois Transmission(a)	$72	$61	$267	$258
ATXI	41	39	166	168
Ameren Transmission total	$113	$100	$433	$426
Other and intersegment eliminations	(20)	(19)	(92)	(98)
Ameren total	$1,130	$1,124	$5,339	$5,307

(a)	Includes $12 million, $10 million, $53 million and $42 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gas Sales - dekatherms (in millions):
Ameren Missouri	6	6	21	18
Ameren Illinois Natural Gas	55	53	182	166
Ameren total	61	59	203	184
Gas Revenues (in millions):
Ameren Missouri	$44	$43	$138	$126
Ameren Illinois Natural Gas	246	233	815	743
Eliminate affiliate revenues	(1)	(1)	(1)	(2)
Ameren total	$289	$275	$952	$867
		December 31, 2018		December 31, 2017
Common Stock:
Shares outstanding (in millions)		244.5		242.6
Book value per share		$31.21		$29.61